Exhibit 8.1

[Ober|Kaler Letterhead]

May 6, 2014

Board of Directors

Midstate Community Bank

6810 York Road

Baltimore, Maryland 21212

Ladies and Gentlemen:

We have acted as special tax counsel to Midstate Bancorp, Inc. (“Holding Company”) and Midstate Community Bank (“Bank”) in connection with the overall transaction, described in more detail below, in which the Bank will be converted from the mutual to stock form of organization, the Holding Company will become the sole stockholder of the Bank, and stock in the Holding Company will be offered for sale. You have asked us to opine on the material federal tax consequences of such transaction.

In rendering the opinions expressed below, we have reviewed and relied upon the Plan of Conversion of Midstate Community Bank (“Plan”), the Form S-1 Registration Statement filed with the Securities and Exchange Commission (“Registration Statement”), and certain factual representations concerning the Plan and the transaction made by representatives of the Holding Company (together, the “Documents”). Unless otherwise indicated, terms used in this opinion have the meanings set forth in the Plan.

FACTS

As a Maryland chartered mutual savings bank, the Bank does not have stockholders and has no authority to issue capital stock. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Bank based upon the balance in his or her accounts with the Bank. This ownership interest in the Bank may be realized only upon a liquidation of the Bank. A depositor who closes an account receives nothing for the ownership interest in the net worth of Bank.

Pursuant to the Plan, the Holding Company will be formed as a new Maryland stock corporation. Following approval of the Plan by the Maryland Office of the Commissioner of Financial Regulation and receipt of notice of non-objection by the Federal Deposit Insurance Corporation, and the approval of the Plan by the voting members of the Bank, (i) the Bank will amend and restate its articles of incorporation to be constituted as a Maryland commercial bank, which authorizes the issuance of capital stock, (ii) the Holding Company will conduct an offering of its common stock (“Offering”) pursuant to the Registration Statement, and (iii) the Holding Company will purchase all of the capital stock to be issued by the Bank for 50% of the net proceeds of the Offering, leaving the Bank as a wholly-owned subsidiary of the Holding Company.

Board of Directors

Midstate Community Bank

May 6, 2014

The Plan provides that members of the Bank will be granted nontransferable rights (“Subscription Rights”) to subscribe for common stock of the Holding Company in the Offering. The Plan further provides that stock not sold through the exercise of Subscription Rights is to be offered at the same price to persons in the community. The Bank has received an opinion from Feldman Financial Advisors, Inc. to the effect that the Subscription Rights have no economic value because they were acquired without cost, are nontransferable and of short duration, and afford the recipient the right to purchase stock at the same price at which it will be offered to others.

The Plan also provides for the establishment of a liquidation account (“Liquidation Account”) for the benefit of those former members of the Bank who had an ownership interest in the Bank prior to the conversion, in an amount equal to 100% of the Bank’s members’ equity as reflected in its latest balance sheet contained in the Registration Statement. Each such former member, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank, to a pro rata interest in the Liquidation Account prior to any payment to the Holding Company as the sole stockholder of the Bank. A former member’s share of the Liquidation Account cannot increase above the initial share, but will decrease upon any reduction in the balance of the former member’s deposit account. The Holding Company has represented, and we have assumed for purposes of our opinion, that there is no plan to liquidate the Bank.

In reaching the opinions set forth below, we have assumed that:

(a) the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held, that the Bank will comply with the terms of the Plan, and that the various representations and warranties provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations of the foregoing.

(b) there are no oral or written modifications of or amendments to the Documents, as reviewed by us, there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise, and the transactions contemplated by the Plan will be consummated in accordance with the terms of the Plan.

(c) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete.

Board of Directors

Midstate Community Bank

May 6, 2014

OPINIONS

Based upon our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes:

1.            The conversion of the Bank from the mutual to the stock form of organization will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

2.            The Bank will not recognize any gain or loss upon receipt of money from the Holding Company in exchange for shares of common stock of the Bank;

3.            The basis and holding period of the assets received by the Bank, in stock form, from the Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion;

4.            No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in the Bank, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in the Bank in its mutual form, and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the receipt by them of an interest in the Liquidation Account of the Bank, in its stock form, in exchange for their ownership interests in the event of a liquidation of the Bank in its mutual form;

5.            The basis of the account holders’ deposit accounts in the Bank, in its stock form, will be the same as the basis of their deposit accounts in the Bank, in its mutual form. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interest in the Liquidation Account will be zero, the cost of such interest to such persons;

6.            It is more likely than not that the Subscription Rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the purchase of shares of common stock in the offering by purchasers who do not receive Subscription Rights. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of Subscription Rights, provided that the amount to be paid for Holding Company common stock is equal to the fair market value of Holding Company common stock;

Board of Directors

Midstate Community Bank

May 6, 2014

7.            The basis of the shares of Holding Company common stock purchased in the Offering will be the purchase price. The holding period of the Holding Company common stock purchased pursuant to the exercise of Subscription Rights will commence on the date on which the Subscription Right was exercised;

8.            No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for shares of Holding Company common stock sold in the Offering.

If the Subscription Rights are deemed to have an ascertainable value, receipt of the Subscription Rights could result in taxable income to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in an amount equal to their value, whether or not the Subscription Rights are exercised, and the Bank and/or the Holding Company could recognize gain on the distribution of the Subscription Rights.

Our opinion in paragraph 6 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of Subscription Rights.

The opinions set forth in this letter are based upon the applicable provisions of the Code, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. No rulings will be sought from the IRS with respect to any of the matters discussed herein. There can be no assurance that the conclusions presented herein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions. Any such changes could affect the continuing validity of the opinions set forth above.

Board of Directors

Midstate Community Bank

May 6, 2014

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion filed with the Maryland Office of the Commissioner of Financial Regulation, the Application filed with the Board of Governors of the Federal Reserve System and the Notice of Intent to Convert to Stock Form as filed with the Federal Deposit Insurance Corporation. We also consent to the references to our firm in the Prospectus, which is part of the Registration Statement under the captions “The Conversion and Offering – Material Income Tax Consequences,” and “Legal Matters,” and to the summary of our opinion in such Prospectus.

Very truly yours,

Ober, Kaler Grimes & Shriver, A pROFESSIONAL CORPORATION

By:	/s/ Frank C. Bonaventure
Frank C. Bonaventure, Shareholder